For Immediate Release
May 8, 2017

Southwest Gas Holdings, Inc. Announces First Quarter 2017 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $1.46 per basic share for the first quarter of 2017, a $0.13 decrease from consolidated earnings of $1.59 per basic share for the first quarter of 2016.  Consolidated net income was $69.3 million for the first quarter of 2017, compared to consolidated net income of $75.4 million for the first quarter of 2016.  The natural gas segment had net income of $76.9 million in the first quarter of 2017 compared to net income of $77.6 million in the first quarter of 2016, while the construction services segment incurred a loss of $7.3 million in the current quarter compared to a loss of $2.1 million in the first quarter of 2016.  Consolidated current-quarter results include $2.8 million, or $0.06 per share, in other income due to increases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior year included $900,000 in other income, or $0.02 per share, associated with COLI policies.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said:  “Gas segment operating results were relatively flat between quarters and in line overall with internal expectations.  Customer growth was a positive, with 30,000 net new customers over the past twelve months.  Our construction services segment got off to a slow start to the year as a result of poor weather conditions in certain parts of the country, as well as a customer-initiated temporary work stoppage.  We’re hopeful we can make up most of the shortfall in our seasonally stronger warm-weather months.

“We are pleased to announce that the Arizona Corporation Commission approved the settlement of our Arizona general rate case, effective April 1, 2017, one month earlier than anticipated.  The settlement provides for a revenue increase of $16 million and a depreciation expense decrease of nearly $45 million over the next twelve months.  The settlement also includes vintage steel pipe replacement and expanded COYL programs, a property tax tracker, and continuation of a decoupled rate design.”

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For the twelve months ended March 31, 2017, consolidated net income was $145.9 million, or $3.07 per basic share, compared to $141.8 million, or $3.00 per basic share, in the twelve-month period ended March 31, 2016.  The current twelve-month period includes a COLI-related increase of $9.3 million, or $0.20 per share, while the prior-year period includes a COLI-related decrease of $900,000, or a loss of $0.02 per share.  Natural gas segment net income increased by $8.5 million, and construction services segment income declined by $4.1 million, between the twelve-month periods.
Natural Gas Operations Segment Results
First Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased $4 million between quarters.  Approximately $3 million was attributable to customer growth, as nearly 30,000 net new customers were added during the last twelve months.  Rate relief in the California jurisdiction provided $1 million in operating margin.

Operations and maintenance expenses increased $7.9 million between quarters primarily due to higher employee-related expenses (including incentive plan grants) and general cost increases.  On a combined basis, depreciation and general taxes increased $1.2 million, or 2%, between quarters primarily due to a 6% increase in average gas plant in service and higher property taxes associated with new plant additions, mostly offset by a $2.2 million decrease in amortization associated with the recovery of regulatory assets.

Other income and deductions increased $1.9 million between quarters primarily due to higher returns associated with the cash surrender values of COLI policies.  Net interest deductions increased $980,000 between quarters primarily due to the third quarter 2016 issuance of $300 million of senior notes, partially offset by reductions associated with various debt redemptions during the past twelve months.

Twelve Months to Date

Operating margin increased $26 million between periods including $9 million attributable to customer growth and a combined $8 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  Operating margin attributable to the Nevada conservation and energy efficiency surcharge implemented in January 2016 provided $7 million of the increase.  Operating margin associated with other recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues improved $2 million.
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Operations and maintenance expenses increased $11.1 million between periods primarily due to general cost increases and higher employee medical expenses, partially offset by lower pension costs.  In addition, expenses for pipeline integrity management and damage prevention programs collectively increased by $1.8 million.  Depreciation expense and general taxes (combined) increased $16.1 million, or 6%, primarily due to a 6% increase in average gas plant in service.

Other income increased $8.7 million between periods primarily due to higher returns associated with the cash surrender values of COLI policies.  Net interest deductions increased $3.7 million between periods, resulting from the third quarter 2016 issuance of $300 million in senior notes, partially offset by reductions associated with various debt redemptions during the past twelve months.

Construction Services Segment Results
First Quarter

Revenues decreased $14 million, or 7%, in the first quarter of 2017 when compared to the prior-year quarter.  A significant customer initiated a temporary work stoppage during the first quarter of 2017, while the process to qualify employees of all contractors working on its natural gas system was evaluated and re-designed.  The suspension of work resulted in a $10.5 million reduction in revenue and a $3.6 million pre-tax loss.  Additionally, inclement weather in several operating areas negatively impacted productivity and revenues in the current quarter, whereas unseasonably warm weather during the prior-year quarter allowed for incremental work to be completed.

Construction expenses decreased $1.4 million, or 1%, between quarters.  The decline in construction expenses is disproportionate to that noted with regard to revenues above due to logistics surrounding the timing and length of the temporary work stoppage and to higher labor costs incurred to complete work during inclement weather conditions in the current-year quarter.

Depreciation and amortization expense decreased $3.3 million between quarters, primarily due to a $3.5 million reduction in depreciation associated with the extension of the estimated useful lives of certain depreciable equipment during the past 12 months.

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Twelve Months to Date

Revenues increased $91 million, or 9%, in the current twelve-month period compared to the prior-year period primarily due to additional pipe replacement work for natural gas distribution customers.

Construction expenses increased $105.8 million, or 12% between periods, due to additional pipe replacement work, higher labor costs experienced due to changes in the mix of work with existing customers, start-up costs associated with new customer contracts, and greater operating expenses to support increased growth in operations.  Additionally, the temporary stoppage with a significant customer during the first quarter of 2017, including logistics surrounding the timing and length surrounding the work stoppage, resulted in costs disproportionate to revenues and a pre-tax loss of $3.6 million.

Depreciation and amortization expense decreased $5.1 million between the current and prior-year periods primarily due to an $8.8 million reduction in depreciation associated with the extension of the estimated useful lives of certain depreciable equipment over the last twelve months, partially offset by a $3.7 million increase in depreciation on additional equipment purchased to support the growing volume of work being performed.

Net interest deductions decreased $718,000 between periods primarily due to lower interest rates and lower average outstanding borrowings.

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Outlook for 2017 – 1st Quarter 2017 Update
Natural Gas Segment:
•
Operating margin for 2017 is anticipated to benefit from new rates associated with the Arizona general rate case (beginning in April 2017), customer growth (similar to 2016), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 2% in incremental margin.

•
Operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates.  Despite the anticipated growth in gas plant in service (approximately 6% to 7%), depreciation and general taxes combined are expected to decrease due to the depreciation rate reduction approved in our Arizona general rate case settlement (effective April 2017).

•	Operating income is expected to increase by 10% to 12% as compared to the prior year.
•	Net interest deductions for 2017 are expected to be relatively flat as compared to the prior year.
•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	Capital expenditures in 2017 are estimated to be approximately $570 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2017 are anticipated to be 2% to 5% greater than 2016 levels.

•	Operating income is expected to be approximately 5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2017 are expected to be between $6 million and $7 million.
•	These collective expectations are before consideration of the portion of earnings attributable to the noncontrolling interests. Additionally, changes in foreign exchange rates could influence results.

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Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides natural gas service to 1,994,000 customers in Arizona, Nevada, and California.

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions primarily for energy services utilities.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2017, the anticipated effects on the Company of the recently approved Arizona general rate case settlement, and the Company’s optimism about the future. In addition, the statements under the heading “Outlook for 2017 – 1st Quarter 2017 Update” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Corporation’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2017	2016

Consolidated Operating Revenues	$654,737	$731,248

Net Income Applicable to Southwest Gas Holdings	$69,308	$75,446

Average Number of Common Shares Outstanding	47,530	47,437

Basic Earnings Per Share	$1.46	$1.59

Diluted Earnings Per Share	$1.45	$1.58

TWELVE MONTHS ENDED MARCH 31,	2017	2016

Consolidated Operating Revenues	$2,383,979	$2,460,653

Net Income Applicable to Southwest Gas Holdings	$145,903	$141,780

Average Number of Common Shares Outstanding	47,492	47,196

Basic Earnings Per Share	$3.07	$3.00

Diluted Earnings Per Share	$3.05	$2.98
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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2017	2016	2017	2016

Results of Consolidated Operations
Contribution to net income - gas operations	$76,938	$77,583	$118,778	$110,287
Contribution to net income (loss) - construction services	(7,334)	(2,137)	27,421	31,493
Corporate and administrative	(296)	-	(296)	-
Net income	$69,308	$75,446	$145,903	$141,780

Basic earnings per share	$1.46	$1.59	$3.07	$3.00
Diluted earnings per share	$1.45	$1.58	$3.05	$2.98

Average outstanding common shares	47,530	47,437	47,492	47,196
Average shares outstanding (assuming dilution)	47,864	47,763	47,839	47,562

Results of Natural Gas Operations
Gas operating revenues	$462,602	$525,100	$1,258,914	$1,426,624
Net cost of gas sold	146,879	213,600	330,400	523,647
Operating margin	315,723	311,500	928,514	902,977
Operations and maintenance expense	108,679	100,797	409,606	398,486
Depreciation and amortization	61,195	60,745	233,913	220,525
Taxes other than income taxes	14,782	14,013	53,145	50,409
Operating income	131,067	135,945	231,850	233,557
Other income (deductions)	3,611	1,755	10,132	1,445
Net interest deductions	17,210	16,230	67,977	64,229
Income before income taxes	117,468	121,470	174,005	170,773
Income tax expense	40,530	43,887	55,227	60,486
Contribution to net income - gas operations	$76,938	$77,583	$118,778	$110,287

SOUTHWEST GAS HOLDINGS, INC.
SELECTED STATISTICAL DATA
MARCH 31, 2017

FINANCIAL STATISTICS
Market value to book value per share at quarter end	230%
Twelve months to date return on equity -- total company	8.8%
-- gas segment	7.7%
Common stock dividend yield at quarter end	2.4%
Customer to employee ratio at quarter end (gas segment)	893 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona (1)	$1,324,902	7.42%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (2)	87,158	8.46	11.00

(1) Includes 2016 Arizona general rate case settlement that was effective April 2017.
(2) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
THREE MONTHS ENDED	TWELVE MONTHS ENDED
MARCH 31,	MARCH 31,
(In dekatherms)	2017	2016	2017	2016
Residential	34,142,272	34,322,078	68,282,755	70,919,475
Small commercial	11,491,291	11,324,782	29,619,022	29,566,621
Large commercial	2,714,258	2,758,243	9,050,905	9,136,298
Industrial / Other	904,196	850,265	3,081,445	3,129,701
Transportation	23,197,137	23,397,589	96,855,635	106,796,356
Total system throughput	72,449,154	72,652,957	206,889,762	219,548,451

HEATING DEGREE DAY COMPARISON
Actual	958	979	1,592	1,767
Ten-year average	1,019	1,020	1,751	1,749

Heating degree days for prior periods have been recalculated using the current period customer mix.